Exhibit 99.1

R1 to Acquire Intermedix Corporation

R1 to Expand its End-to-End RCM Solution with Technology-Enabled Services for Providers and Health Systems; Intermedix Corp. to spin off Emergency Preparedness Division as a Separate Business at Time of Close

CHICAGO, Feb. 26, 2018 – R1 RCM Inc. (NASDAQ: RCM), a leading provider of technology-enabled revenue cycle management (RCM) services to healthcare providers, today announced a definitive agreement to acquire Intermedix Corp (Intermedix), including its healthcare division comprised of its physician and EMS RCM, practice management and analytics businesses, in a transaction valued at approximately $460 million.

Intermedix provides revenue cycle management, practice management and data analytics services to more than 15,000 individual healthcare providers across the nation. The combination of R1 and Intermedix is expected to enhance R1’s position as a leading technology-enabled revenue cycle service provider with great breadth and depth of integrated revenue cycle capabilities across settings of care.

In today’s dynamic environment, health systems and providers alike face daunting challenges in cost effectively managing their revenue cycle. Barriers such as disparate information systems, processes and organizational cultures coupled with a lack of insightful analytics for decision making make it difficult for financial leaders to stay ahead of the demands on them. Additionally, with the increase of patient payment responsibilities and consumer oriented expectations, these challenges require new thinking. The combination of R1 and Intermedix is expected to address these provider challenges today and well into the future.

“We believe the next chapter in healthcare is one of revenue cycle transformation, where an enterprise-wide approach will simplify and contribute to the way patients interact with the revenue cycle,” said Joseph Flanagan, president and CEO of R1. “By integrating the Intermedix assets into our technology-enabled services, we believe our health system and physician practice partners will more easily connect revenue cycle operations across all points of care, improving the patient and physician experience while improving revenues and reducing costs.”

“We have become a leading revenue cycle, practice optimization and data analytics partner for physicians and EMS providers across the country,” said Joel Portice, CEO of Intermedix. “We see joining R1 as a natural evolution for us and expect that our client partners would gain a deeper breadth of services that will better connect them to the hospitals and health systems with which they work, making the revenue cycle easier to navigate for everyone from patients to providers and staff.”

The transaction is expected to close in the second quarter of 2018 and is subject to regulatory approval and other customary closing conditions. The Intermedix emergency preparedness division is not a part of the transaction and will become an independent company, backed by Thomas H. Lee Partners, once the transaction closes.

Advisors
BofA Merrill Lynch acted as financial advisor and Kirkland & Ellis LLP acted as legal advisor to R1. Evercore acted as financial advisor and Weil, Gotshal & Manges LLP acted as legal advisor to Intermedix.

Conference Call
R1’s management team will host a conference call today at 8:00 a.m. Eastern Time to discuss the Intermedix acquisition and business outlook. To participate, please dial 866-393-4306 (734-385-2616 outside the U.S. and Canada) using conference code number 7567439. A slide presentation to accompany the conference call, as well as a live webcast and replay of the call will be available at the Investor Relations section of the Company’s web site at ir.r1rcm.com.

Forward Looking Statements
This press release includes information that may constitute “forward-looking statements,” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future, not past, events and often address our expected future growth, plans and performance or forecasts. These forward-looking statements are often identified by the use of words such as “anticipate,” “believe,” “designed,” “estimate,” “expect,” “forecast,” “intend,” “may,”

“plan,” “predict,” “project,” “target,” “will,” or “would,” and similar expressions or variations, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on management’s current expectations about future events as of the date hereof and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Subsequent events and developments, including actual results or changes in our assumptions, may cause our views to change. We do not undertake to update our forward-looking statements except to the extent required by applicable law. Readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements included herein are expressly qualified in their entirety by these cautionary statements. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, risks that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, significant transaction costs, unknown or understated liabilities, as well as the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016, our 2017 quarterly reports on Form 10-Q and any other periodic reports that the Company files with the Securities and Exchange Commission.

About R1 RCM
R1 is a leading provider of technology-enabled revenue cycle management services which transform a health system’s revenue cycle performance across settings of care. R1’s proven and scalable operating model, the R1 Performance Stack℠, seamlessly complements a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience.

About Intermedix
Intermedix is a global leader pioneering innovations in data analytics and cloud-based technology to deliver best-in-class revenue cycle management, practice management and emergency management solutions. The company supports more than 500,000 emergency preparedness and response incidents around the world and enables more than 15,000 individual health care providers to focus on delivering excellence in patient care.

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Contact:
R1 RCM Inc.
Investor Relations:
Atif Rahim
312-324-5476
investorrelations@r1rcm.com
Media Relations:
Natalie Joslin
678-585-1206
media@r1rcm.com